UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2015

SPX FLOW, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-37393 (Commission File Number)	47-3110748 (IRS Employer Identification No.)

13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (704) 752-4400

NOT APPLICABLE
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K filed on November 23, 2015 (the “Prior Report”) by SPX FLOW, Inc. (the “Company”). In accordance with Instruction 2 to Form 8-K, the Prior Report omitted the information called for in Item 5.02(c) with respect to the material terms of, respectively, Marcus G. Michael’s compensation as the Company’s President and Chief Executive Officer and compensation of Christopher J. Kearney as the Company’s non-executive Chairman. This Amendment is filed to add the material terms of Messrs. Michael’s and Kearney’s compensation.

As previously disclosed on the Prior Report, the Board of Directors of the Company (the “Board”) appointed Mr. Michael to the role of President and Chief Executive Officer of the Company, contingent upon and effective as of the time of Mr. Kearney’s retirement from those roles. The Company expects Mr. Kearney to retire effective December 31, 2015, and for Mr. Michael to assume his new roles January 1, 2016.

Mr. Michael

On December 16, 2015, the Company’s Board of Directors approved Mr. Michael’s annual base salary, target bonus amount, and value of equity to be granted, each effective the beginning of 2016. Mr. Michael’s annual base salary will be $825,000, his target annual bonus opportunity will be 100% of his annual base salary, and the value of equity to be awarded will be $3,000,000.

Mr. Kearney

On December 16, 2015, the Company’s Board of directors approved compensation for Mr. Kearney serving in the role of non-executive Chairman. The Board set the fee for serving as Chairman at $125,000, in addition to the cash retainer of $90,000 and annual equity grant in an amount equal to $130,000. The Board awarded Mr. Kearney equity in an amount equal to the pro-rated portion of the $130,000 annual grant, for his service from January 1, 2016 until the Company’s 2016 Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX FLOW, INC.

Date: December 22, 2015	By:	/s/ Stephen A. Tsoris
Stephen A. Tsoris
Vice President, Secretary, and General Counsel